UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2005

METRIC PARTNERS GROWTH SUITE INVESTORS, L.P., a California Limited Partnership

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation or Organization)

0-17660	94-3050708

(Commission File Number)	(IRS Employer Identification No.)

One California Street, San Francisco, California	94111-5415

(Address of Principal Executive Offices)	(Zip Code)

(415) 678-2000
(800) 347-6707 in all states

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Change in Control of Registrant.

          The Managing General Partner of the Registrant is Metric Realty, an Illinois general partnership. As of January 31, 2005, the partners of Metric Realty were SSR Realty Advisors, Inc. (“SSRRA”), which was managing partner, and Metric Property Management, Inc., a wholly-owned subsidiary of SSRRA. On January 31, 2005, BlackRock, Inc. completed the acquisition of SSRM Holdings, Inc. (“SSRM”) from MetLife, Inc. SSRM is the sole stockholder of SSRRA. Consideration paid for all the stock of SSRM, which owns assets other than SSRRA, was approximately $285 million in cash and 550,000 shares of class A common stock of BlackRock, Inc. SSRRA was renamed BlackRock Realty Advisors, Inc. on January 31, 2005, and it and Metric Property Management, Inc. continue to be the only partners of Metric Realty. A change in control of the Registrant may be deemed to have occurred as a result of the change in control involving a parent of the partners of the Managing General Partner of the Registrant.

          On January 28, 2005, BlackRock, Inc. issued a bridge promissory note for $150 million to Morgan Stanley Senior Funding, Inc., the proceeds of which were used to facilitate, in part, the funding of the acquisition of SSRM by BlackRock, Inc. The additional approximately $135 million in funding came from cash on hand.

          Because the Registrant is a limited partnership, it does not have a Board of Directors. Similarly, because the management of the Registrant is performed by Metric Realty, its Managing General Partner, the Registrant itself does not have executive officers. Therefore, the information required by Item 403(c) of Regulation S-K is not applicable to the Registrant.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRIC PARTNERS GROWTH SUITE INVESTORS, L.P.,
a California Limited Partnership

By:	Metric Realty an Illinois general partnership its Managing General Partner

By:	/s/ William A. Finelli

William A. Finelli, Chief Financial Officer

Date: February 4, 2005